Exhibit 10.1

Kaiser Aluminum
2013 Short-Term Incentive Plan for Key Managers
This is a summary of the Kaiser Aluminum short-term incentive program (“STIP”) effective January 1, 2013. The STIP performance period is annual. The 2013 STIP rewards participants for economic value added (“EVA”) in excess of a capital charge calculated as a percentage of net assets with modifiers for safety with the possibility of adjustments to individual awards based on actual performance, including individual, facility, functional area and/or business unit performance.
Purpose of the 2013 Kaiser Aluminum STIP

1.	Focus attention on value creation within Fabricated Products, our core business segment, and Corporate.

2.	Reward the achievement of aggressive performance goals.

3.	Provide incentive opportunities that are consistent with competitive market.

4.	Link incentive pay to performance as well as our success and ability to pay.
STIP Philosophy
Compensation should (i) reward management for value creation and the safe operation of our business, (ii) stand the test of time to provide continuity in compensation philosophy, (iii) recognize the cyclical nature of our business, and (iv) provide a retention incentive. In order to achieve success, participants must continue to seek out and find ways to create value and operate safely.
Primary Performance Measures

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EVA will equal our pre-tax operating income of our core Fabricated Products business, including corporate expenses (“PTOI”) less a capital charge calculated as a percentage of our net assets (“Net Assets”). Both PTOI and Net Assets will be based on our financial statements and certain adjustments described in more detail below.

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◦	Net Assets will equal our Total Assets less Total Liabilities reflected in the consolidated financial statements for our prior fiscal year subject to adjustments to:

▪	Remove cash and cash equivalents

▪	Remove the secondary aluminum business unit

▪	Remove legacy environmental accruals

▪	Eliminate VEBA related assets and liabilities

▪	Exclude financing items

▪	Exclude capex in progress

▪	Add prorated value of capital projects and acquisitions larger than 1% of prior year Net Assets except to the extent necessary to avoid over-stating Net Assets

▪	Exclude income tax assets and liabilities

▪	Exclude mark-to-market assets and liabilities relating to hedging activities except for those relating to option premiums

▪	Adjust the workers compensation liability to the undiscounted workers compensation liability

▪	Others as recommended by the CEO and approved by the Compensation Committee of the Board of Directors (the “Compensation Committee”)

o    PTOI will be adjusted to:

▪	Exclude non-cash Corporate LIFO inventory charges (benefits) and include non-cash plant LIFO inventory charges (benefits)

▪	Exclude non-cash mark-to-market and lower of cost or market adjustments

▪	Amortize the following non-recurring activities over three calendar years with the first year being the year of the initial charge if the value exceeds one percent of Net Assets:

•	Restructuring charges

•	Gains or losses resulting from asset dispositions

•	Labor stoppage costs

•	Asset impairment charges

▪	Exclude legacy environmental income and expenses

▪	Exclude unrealized mark-to-market gains (losses) related to hedging activities

▪	Exclude VEBA income and expense

▪	Exclude workers compensation gains (expenses) caused by changes in the discount rate

▪	Others as recommended by the CEO and approved by the Compensation Committee

•	Safety performance will be measured by Total Case Incident Rate (TCIR).

2013 Metrics

•	Threshold is PTOI of 7.5% of Net Assets

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There is no payout if PTOI (a) is less than 7.5% of Net Assets or (b) the Company does not have positive adjusted Net Income as reflected in the Company's Reconciliations of Non-GAAP Measures - Consolidated, as reported in the Company's earnings materials

•	The Award Multiple (subject to safety and individual modifiers) is:

•	0.5x at threshold

•	1.0x at PTOI equal to 15% of Net Assets

•	3.0x at PTOI equal to 35% of Net Assets

•	Payouts between threshold and 1.0x will be linearly interpolated. Payouts between 1.0x and 3.0x will be linearly interpolated

•	Maximum Award Multiple is 3.0x

Target Incentive

•	A monetary target incentive amount for each participant is established for the STIP based on competitive market, internal compensation balance and position responsibilities.

•	Participants' monetary incentive targets are set at the beginning of the STIP performance period.

•	The participant's monetary incentive target amount represents the incentive opportunity when the EVA and safety performance goals are met.

How The Award Multiple Is Determined

•	At the end of the year EVA will be determined and used to calculate the Award Multiple.

•	The Award Multiple calculation may be audited by an auditor determined by the Compensation Committee.

•	The Award Multiple is adjusted within a range of plus or minus 10% based upon TCIR.

•	If the Award Multiple is 1.0x or greater, then the safety performance modifier will be a percentage of the unadjusted Award Multiple.

•	If the Award Multiple is less than 1.0x, then the safety performance modifier will be a percentage of 1.0x.

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The safety modifier is a scaled adjustment between TCIRs of 1.5 and 5.0. At a TCIR of 1.5 or lower the multiplier is increased by 10% as described above. At a TCIR of 5.0 or greater the multiplier is decreased by 10% as described above. At a TCIR of 3.2 the safety modifier would be zero.

•	The maximum Award Multiple is 3.0 times target.

•	Individual participant awards are modified to reflect any adjustments permitted by the STIP and subject to a maximum final Award Multiple of 3.0 times target.

STIP Award
Each participant's base award is determined as the vested monetary incentive target times the Award Multiple modified to reflect any adjustments permitted by the STIP.

•	Individual payouts from may be adjusted up or down 100% based on actual performance, including individual, facility, functional area and/or business unit performance.

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Adjustments to awards for senior executives and managers, including our CEO and named executive officers, require approval by the Compensation Committee. All other adjustments require the approval of our CEO.

•	The aggregate payout under the STIP will equal the product of all targets multiplied by the Award Multiple after the applicable safety modifier.

Form and Timing of Payment

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STIP awards are paid, at the Company's election, in cash, non-restricted shares of the Company's common stock or a combination of cash and non-restricted shares no later than March 15 following the end of the year.

•	Award is conditioned on employment on date of payment unless employment is terminated:

◦	As a result of death, disability, normal retirement or full early retirement (position elimination);

◦	Involuntarily by the company without cause; or

◦	Voluntarily by the employee with good reason

Detrimental Activity

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If a participant, either during employment by the Company or any affiliate or within one year after termination of such employment (or, if termination of such employment results from retirement at or after age 65, within the period ending one year after the date the Company paid the STIP award to the participant, shall engage in any Detrimental Activity (as defined below), and the Compensation Committee shall so find, forthwith upon notice of such finding, the participant shall forfeit to the Company any payment received under this STIP.

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To the extent that such amounts are not paid to the Company, the Company may, to the extent permitted by law, set off the amounts so payable to it against any amounts that may be owing from time to time by the Company or any affiliate to the participant, whether as wages or vacation pay or in the form of any other benefit or for any other reason; provided, however, that, except to the extent permitted by Treasury Regulation Section 1.409A-3(j)(4), such offset shall not apply to amounts that are “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code.

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“Detrimental Activity” means any conduct or act determined by the Committee to be injurious, detrimental or prejudicial to any significant interest of the Company or any affiliate, including, without limitation, any one or more of the following types of activity:

◦	Conduct resulting in an accounting restatement due to material noncompliance with any financial reporting requirement under the U.S. federal securities laws.

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Engaging in any activity, as an employee, principal, agent, or consultant for another entity that competes with the Company in any actual, researched, or prospective product, service, system, or business activity for which the Participant has had any direct responsibility during the last two years of his or her employment with the Company or an affiliate, in any territory in which the Company or an affiliate manufactures, sells, markets, services, or installs such product, service, or system, or engages in such business activity.

◦	Soliciting any employee of the Company or an affiliate to terminate his or her employment with the Company or an affiliate.

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The disclosure to anyone outside the Company or an affiliate, or the use in other than the Company's or an affiliate's business, without prior written authorization from the Company, of any confidential, proprietary or trade secret information or material relating to the business of the Company and its subsidiaries acquired by the participant during his or her employment with the Company or its subsidiaries or while acting as a consultant for the Company or its subsidiaries.

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The failure or refusal to disclose promptly and to assign to the Company upon request all right, title and interest in any invention or idea, patentable or not, made or conceived by the participant during employment by the Company or any affiliate, relating in any manner to the actual or anticipated business, research or development work of the Company or any affiliate or the failure or refusal to do anything reasonably necessary to enable the Company or any affiliate to secure a patent where appropriate in the U.S. and in other countries.

◦	Activity that results in termination for Cause (as defined below).

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“Cause” means (i) the participant's engaging in fraud, embezzlement, gross misconduct or any act of gross dishonesty with respect to the Company or its affiliates, (ii) the participant's habitual drug or alcohol use which impairs the ability of the participant to perform his duties with the Company or its affiliates, (iii) the participant's indictment with respect to, conviction of, or plea of guilty or no contest to, any felony, or other comparable crime under applicable local law (except, in any event, for motor vehicle violations not involving personal injuries to third parties or driving while intoxicated), or the participant's incarceration with respect to any of the foregoing that, in each case, impairs the participant's ability to continue to perform his duties with the Company and its affiliates, or (iv) the participant's material breach of any written employment agreement or other agreement between the Company and the participant, or of the Company's Code of Business Conduct, or failure by the participant to substantially perform his or her duties for the Company which remains uncorrected or reoccurs after written notice has been delivered to the participant demanding substantial performance and the participant has had a reasonable opportunity to correct such breach or failure to perform.

Other Administrative Provisions

•	The STIP will be reviewed annually.

•	Annual incentive awards paid from the STIP count as additional compensation for purposes of the Company's Defined Contribution and Restoration Plans but not for other Company benefits.

•	All applicable federal, state, local and FICA taxes will be withheld from all incentive award payments.

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Retirement or termination: If participant dies or retires under normal retirement at or after age 65, full early retirement (position elimination), or is involuntarily terminated due to position elimination, or becomes disabled, on a date other than December 31 of any year, a pro-rata incentive award is earned based on actual eligibility during the performance period.

•	Leave of absence participants earn a prorated award based on the number of months of active employment.

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Beneficiary designation: In the event of death the deceased participant's designated beneficiary will receive any payments due under the STIP. If there is no designated beneficiary on file with Human Resources, any amounts due will be paid to the surviving spouse or, if no surviving spouse, to the participant's estate.

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Non transferability: No amounts earned under the STIP may be sold, transferred, pledged or assigned, other than by will or the laws of descent and distribution until the termination of the applicable performance period. All rights to benefits under the STIP are exercisable only by the participant or, in the case of death, by the participant's beneficiary.

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The STIP may be modified, amended or terminated by the Compensation Committee at any time. If the plan is terminated, modified or amended, then future payments from the STIP are governed by such modifications or amendments. If terminated, then a prorated award will be determined based on number of months up to termination, and paid before March 15 following the end of the year.

•	The STIP constitutes no right to continued employment.

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The Chairman and CEO, with oversight from the Compensation Committee, has the discretionary authority to interpret the terms of the plan and his decisions shall be final, binding and conclusive on all persons affected.